SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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                              Furniture Brands International, Inc.
                    (Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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FURNITURE BRANDS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Furniture Brands International, Inc. will hold the annual meeting of its stockholders at 10:00 a.m. on Thursday, April 29, 2004, at the executive offices of Furniture Brands International, Inc., 101 South Hanley Road, 19th Floor, St. Louis, Missouri. The meeting will be held for the following purposes:

I. to elect ten directors; and

II. to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 1, 2004 will be entitled to receive notice of and to vote during the 2004 annual meeting and during any adjournment or adjournments thereof.

By order of the Board of Directors,
/s/ Robert L. Kaintz
Robert L. Kaintz
Secretary

St. Louis, Missouri, March 25, 2004

IMPORTANT

Whether  or not you plan to attend the meeting, please complete, date and sign the enclosed proxy form, and return it PROMPTLY in the enclosed envelope, which requires no postage if mailed in the United States.

PROXY STATEMENT

        Furniture Brands International, Inc. (“Company”), 101 South Hanley Road, St. Louis, Missouri 63105 is furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors (“Board”) of the Company for use during the 2004 annual meeting of stockholders and at any adjournments thereof. The meeting will be held for the purposes set forth in the accompanying notice of annual meeting of stockholders. The Company expects to mail the notice of meeting, this proxy statement and the form of proxy to stockholders on or about March 25, 2004. With this proxy statement, the Company is mailing to all registered stockholders a copy of the Company’s Annual Report containing financial statements for the year ended December 31, 2003.

Who May Vote

        Stockholders of record at the close of business on March 1, 2004 (“record date”) are entitled to vote during the 2004 annual meeting and may cast one vote for each share of the Company’s common stock (“Common Stock”) held on the record date on each matter that may properly come before the meeting. On the record date there were 56,438,561 shares of Common Stock issued and outstanding.

How You May Vote

        You may vote in person by attending the meeting or by mail by completing and returning a proxy. To vote your proxy by mail, mark your vote on the enclosed proxy form and then follow the instructions on the form. Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:

1. FOR all the persons nominated by the Board as directors, and

2. In the best judgment of the persons named in the proxies on such other matters that may properly come before the meeting.

Vote Required

        The holders of a majority of the issued and outstanding shares of Common Stock must be present or represented at the meeting for there to be a quorum for the conduct of business. If a quorum is present and/or represented at the meeting, then the ten nominees for director who receive the highest numbers of votes of the votes cast will be elected. A majority of the votes cast will be required to take action on such other matters as may properly come before the meeting. Shares represented by proxies which are marked “withhold” as applied to voting for directors or “abstain” as to deny discretionary authority on any other matters will be counted as shares present for purposes of determining the presence of a quorum. Such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters.

How You May Change Your Vote

        Any proxy given by a stockholder may be revoked at any time prior to its use by execution of a later dated proxy, by a personal vote at the meeting, or by written notice to the Secretary of the Company.

Solicitation of Proxies

        The Company will bear the cost of the solicitation, which will consist primarily of printing, postage and handling, including the expenses of brokers, nominees and other fiduciaries in forwarding proxy materials to beneficial owners. Directors, officers and other employees of the Company may also solicit proxies personally or by telephone. In addition, the Company has engaged Morrow & Co. to assist in the solicitation from brokers, bank nominees and institutional holders for a fee of $6,000 plus out-of-pocket expenses.

Security Ownership

        Table 1 below sets forth information based on Schedule 13G reporting beneficial ownership, including sole voting and investment power except as otherwise indicated, of more than 5% of the Common Stock, as of December 31, 2003.

TABLE 1

		Shares
		Beneficially	Percent of
Name and Address	Class of Stock	Owned (a)	Class (a)

Masco Corporation	Common	4,000,000	7.1%
21001 Van Born Road
Taylor, MI 48180

_________________

(a) Shares beneficially owned are as defined by Securities and Exchange Commission ("SEC") Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities.

_________________

        Table 2 below sets forth information regarding the beneficial ownership of Common Stock by directors, nominees for directors, executive officers named in the Summary Compensation Table below (“Named Executive Officers”), and all directors and executive officers as a group (18 persons) as of January 31, 2004. Except as noted below, all such persons possessed sole voting and investment power with respect to the shares listed. An asterisk (*) in the column listing the percentage of class indicates that the person beneficially owned less than 1% of the Common Stock as of January 31, 2004.

TABLE 2

		Shares
Directors, Nominees		Beneficially
For Directors and	Class of	Owned,		Percent of
Named Executive Officers	Stock	(a)(b)(c)(d)		Class

K. B. Bell	Common	8,379		*

D. R. Burgette	Common	261,526		*

L. Chipperfield	Common	214,175		*

J. T. Foy	Common	270,026		*

W. G. Holliman	Common	607,650		1.1%

D. P. Howard	Common	200,150		*

J. R. Jordan, Jr	Common	2,241		*

D. E. Lasater	Common	13,650		*

L. M. Liberman	Common	37,707		*

R. B. Loynd	Common	111,740		*

B. L. Martin	Common	1,884		*

A. B. Patterson	Common	5,000		*

A. E. Suter	Common	13,379		*

Directors and
Executive Officers
as a Group
(18 persons)	Common	1,837,640	(e)	3.0%

_________________

(a)

Shares beneficially owned are as defined by SEC Rule 13d-3 which provides in part that persons are deemed the beneficial owners of securities if they have or share the power to vote or dispose of the securities or if they have the right to acquire the securities within the next sixty days. Accordingly included in shares beneficially owned are shares of Common Stock that may be purchased upon exercise of exercisable stock options within 60 days of December 31, 2003, and such shares as may be so purchased were deemed to be issued and outstanding for purposes of calculating percentages of issued and outstanding shares.

(b)

The shares listed as beneficially owned by Mr. Burgette consist of 10,626 shares and exercisable stock options to purchase 250,900 additional shares; the shares listed as beneficially owned by Mr. Foy consist of 21,251 shares and exercisable stock options to purchase 248,775 additional shares; the shares listed as beneficially owned by Mr. Holliman consist of 69,400 shares and exercisable stock options to purchase 538,250 additional shares; the shares listed as beneficially owned by Mr. Chipperfield consist of 12,200 shares and exercisable stock options to purchase 201,975 additional shares; the shares listed as beneficially owned by Mr. Liberman include 12,828 shares owned in trust; the shares listed as beneficially owned by Mr. Howard consist of 24,500 shares and exercisable stock options to purchase 175,650 additional shares.

(c)

8,379 shares held by each of Ms. Bell and Messrs. Lasater, Liberman and Suter, 5,340 shares held by Mr. Loynd, 1,884 shared held by Mr. Martin and 1,741 shares held by Mr. Jordan are shares of restricted stock issued pursuant to the Company’s Restricted Stock Plan for Outside Directors.

(d)

11,000 shares held by Mr. Foy, 6,000 shares held by Mr. Burgette and 4,500 shares held by Messrs. Chipperfield and Howard are shares of restricted stock issued pursuant to the Company’s 1999 Long-Term Incentive Plan.

(e)

The shares listed as beneficially owned by directors and executive officers as a group consist of 351,790 shares (of which 83,481 are restricted shares) and exercisable stock options to purchase 1,485,850 additional shares.

I.	Election Of Directors

Nominees

        Ten directors are to be elected during the 2004 annual meeting to serve, subject to their earlier death, resignation or removal, for terms of one year ending at the 2005 annual meeting or until their successors are elected and qualify. Certain information regarding the ten nominees is presented below. Should any nominee become unable or unwilling to serve, an event not anticipated to occur, proxies (except proxies marked to the contrary) will be voted for another person designated by the Board unless the Board shall have reduced the number of directors to be elected.

Company
Name, Age, Principal Occupation	Director
or Position, Other Directorships	Since

Katherine Button Bell, 45	1997
Vice President and Chief
Marketing Officer of Emerson Electric Co.,
a manufacturer of electrical, electromechanical and
electronic products and systems

John T. Foy, 56
President and Chief Operating Officer of the Company

Wilbert G. Holliman, 66	1996
Chairman of the Board and
Chief Executive Officer of the Company
Director of BancorpSouth, Inc.

John R. Jordan, Jr., 65	2003
Retired, formerly Vice President of Price Waterhouse
(now PricewaterhouseCoopers)

Donald E. Lasater, 78	1970
Retired, formerly Chairman of the Board
and Chief Executive Officer of
Mercantile Bancorporation, Inc., a bank
holding company

Lee M. Liberman, 82	1985
Chairman Emeritus and currently a consultant to
Laclede Gas Company, a gas public utility,
of which he was formerly Chairman of the
Board and Chief Executive Officer
Director of D.T. Industries, Inc.

Richard B. Loynd, 76	1987
Former Chairman of the Board and
currently Chairman of the Executive
Committee of the Board
Director of Joy Global Inc.

Bob L. Martin, 55	2003
Business consultant and retired President and Chief
Executive Officer of Wal-Mart International, the
international division of Wal-Mart Stores, Inc.,
Director of Sabre Holdings Corporation, The Gap, Inc.,
Edgewater Technologies, Inc. and Dillard’s, Inc.

Aubrey B. Patterson, 61
Chairman of the Board and Chief Executive Officer of
Bancorpsouth, Inc., a bank holding company
Director of BancorpSouth, Inc.

Albert E. Suter, 68	1997
Senior Advisor and Retired Vice Chairman and
Chief Operating Officer of Emerson Electric Co.,
a manufacturer of electrical, electromechanical and
electronic products and systems
Director of DeCrane Aircraft Holdings, Inc.

        Each of the director nominees has held the same position or other executive positions with the same employer during the past five years except Ms. Bell who has been associated with Emerson Electric Co. since 1999 and prior thereto was President and owner of Button Brand Development, Inc., a marketing consulting company. Mr. Aubrey Patterson was recommended to the Governance and Nominating Committee as a nominee for director by Mr. W. G. Holliman, Chairman of the Board and Chief Executive Officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

        Based solely on a review of the copies of forms received by it and on written representations from certain reporting persons, the Company believes that during 2003, directors and executive officers complied with all Section 16(a) filing requirements.

Board of Directors and Committees

        The Board of Directors has determined that the following members are independent, as that term is defined under the general independence standards in the listing standards of the New York Stock Exchange: Katherine Button Bell, John R. Jordan, Jr., Donald E. Lasater, Lee M. Liberman, Richard B. Loynd, Albert E. Suter and Bob L. Martin.

        The Board has four standing committees: an Executive Committee, an Audit Committee, an Executive Compensation and Stock Option Committee and a Governance and Nominating Committee.

        The Executive Committee, which currently consists of Mr. Loynd, Chairman, and Messrs. Holliman, Lasater and Suter, met three times during the year ended December 31, 2003. Before April of 2003 the Executive Committee served as the Nominating Committee of the Board of Directors. In April of 2003 the Board of Directors established a separate Governance and Nominating Committee. The Executive Committee retained the authority to exercise all of the powers of the Board of Directors while the Board of Directors is not in session, except that the Executive Committee does not have the authority to amend the By-Laws of the Company or to increase the size of, or to designate persons to fill vacancies on, the Board of Directors. The Executive Committee is also limited by Delaware law as it currently exists or as it may exist hereafter.

        The Audit Committee, which currently consists of four independent directors (Mr. Liberman, Chairman, Ms. Bell, and Messrs. Martin and Jordan) met five times during the year ended December 31, 2003. The Committee assists the Board in the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications, independence and performance, and (d) the performance of the Company’s internal audit function. The Committee also provides an avenue of communication among the independent auditor, the Internal Audit Department, management and the Board. The Audit Committee operates under a written charter (attached as Appendix A) adopted by the Board of Directors. The Board of Directors has also determined that Lee M. Liberman and John R. Jordan, Jr. are Audit Committee Financial Experts as that term is defined in the rule issued pursuant to the Sarbanes-Oxley Act of 2002.

        The Executive Compensation and Stock Option Committee, which currently consists of four independent directors (Mr. Suter, Chairman, Ms. Bell and Messrs. Lasater and Jordan), met three times during the year ended December 31, 2003. The Committee discharges the responsibilities of the Board relating to compensation of the Company’s Chief Executive Officer and other executives of the Company and its operating companies.

        The Governance and Nominating Committee, which currently consists of four independent directors (Mr. Lasater, Chairman, and Messrs. Loynd, Liberman and Martin) met three times during the year ended December 31, 2003. The Committee identifies and recommends nominees for election as directors individuals who are qualified to become Board members and develops and recommends to the Board corporate governance principles applicable to the Company.

        The Committee has a policy of considering director candidates recommended by stockholders provided that a stockholder submission of a nominee for director must be received by the Company’s Secretary not less than 120 calendar days before the calendar day and month of the mailing of the Company’s proxy statement in connection with the previous year’s annual meeting. The submission must include biographical information including, but not limited to, the proposed candidate’s name, age, business address, residence address, principal occupation or employment for the previous five years and the number of shares of common stock of the Company owned beneficially or of record.

        Director candidates are selected on the basis of their ability to make contributions to the Board and to the Company’s strategic plan. Selected candidates shall possess the following qualifications: (a) high personal and professional ethics, integrity, an inquiring and independent mind, practical wisdom and mature judgment; (b) broad training and experience at the policy making level in business, government, education and technology or in areas that are relevant to the Company’s activities; (c) expertise that is useful to the Company and complementary to the background and experience of the other Board members, so that an optimum balance of members on the Board can be achieved and maintained; (d) willingness to devote the required amount of time to carry out the duties and responsibilities of Board membership; (e) commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations; (f) willingness to represent the best interests of all stockholders and objectively appraise management performance; and (g) involvement in activities or interests that do not create a conflict with the director’s responsibilities to the Company and its stockholders. The Governance and Nominating Committee assesses the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time.

        The Company’s Corporate Governance Guidelines and the charters of the Audit Committee, the Governance and Nominating Committee and the Executive Compensation and Stock Option Committee are available on the Company’s website at www.furniturebrands.com.

        There were seven meetings of the Board during the year ended December 31, 2003, and all directors were present for at least 75% of the meetings of the Board and committees of the Board on which they served. The non-management directors have chosen Richard B. Loynd to preside at the regular meetings of non-management directors.

        The Board of Directors provides a process for stockholders to send communications to the Board as a whole or to individual directors. Stockholders should do so in writing addressed to the Governance and Nominating Committee Chairperson, c/o Furniture Brands International, Inc., 101 South Hanley Road, St. Louis, MO 63105. All appropriate stockholder correspondence will be forwarded to the Governance and Nominating Committee Chairperson. The Company will not, however, forward sales or marketing materials or correspondence not clearly identified as stockholder correspondence.

        All members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. All members of the Board attended last year’s Annual Meeting, except Bruce Karsh, who was not standing for re-election.

Compensation of Board of Directors

        Each director who is not an employee of the Company or of a subsidiary of the Company is paid a monthly fee of $3,500 plus expenses, plus an annual award of restricted shares of Common Stock with a market value on the date of the award of $45,000. Such restricted stock does not vest and cannot be sold until the director’s retirement or earlier death or disability. There is also a one year vesting period in the event of resignation for a reason other than retirement, death or disability. In addition, those directors serving as Chairman of a committee of the Board each are paid an additional monthly fee of $250. Such fees are not paid to directors who are employees of the Company or a subsidiary of the Company.

        In addition, the Company has a retirement plan for non-employee directors. Under the plan, a director who is not an employee of the Company or of a subsidiary of the Company and who has reached age 62 or older and has served as a director for at least five years will, after termination of service as a director, receive for life a percentage of the monthly fee for directors in effect at the time of termination of service. Currently, only Messrs. Lasater and Liberman will qualify for benefits under this plan, and after termination of service as a director each will receive for life 100% of the monthly fee for directors in effect at the time of termination of service. Participation in and benefits under the plan have been frozen and there will be no further vesting or new participants added.

Principal Auditor Fees and Services

        The following fees were paid to KPMG LLP, the Company’s independent auditors, for services rendered in 2002 and 2003 ($ in Thousands):

	2002	2003
Audit Fee	$ 837	$ 880
Audit Related Fees	82	51
Tax Fees	394	212
Total KPMG LLP Fees	$ 1,313	$ 1,143

        Audit Fees primarily represent amounts expected to be paid for the audit of the Company’s annual financial statements and reviews of SEC Forms 10-Q and 10-K.

        Audit Related Fees are related to audits of employee benefit plans.

        Tax Fees are for tax compliance and tax consulting.

        The Audit Committee pre-approves all audit and non-audit services (and related fees) provided by the Company’s independent auditor, as outlined below. Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman. Such approval will be reviewed with the entire Committee at the next quarterly meeting.

         Audit Fees

Annually, the Committee reviews and approves the audit services and the estimated audit fees for the current fiscal year and approves any amounts exceeding the original estimates.

         Non-Audit Services and Fees

Annually, and otherwise as necessary, the Committee reviews and approves all non-audit services and the estimated fees for such services for the current fiscal year. For recurring services such as employee benefit plans, tax compliance, internal control reviews, statutory filings and foreign export reporting and for non-recurring services such as tax or other consulting, the Committee reviews and approves the services and estimated fees by category of service and approves any amounts exceeding the original estimates.

Report of the Audit Committee

        We oversee the Company’s financial reporting process on behalf of the Board of Directors. We operate under a written charter adopted by the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the Company’s system of internal controls. In fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

        We discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under generally accepted auditing standards including Statement on Auditing Standards No. 61. In addition, we have discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by Independence Standards Board Standard No. 1.

        We also discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. We meet periodically with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

        We have determined that the provision for services covered by fees other than audit fees is compatible with maintaining the principal accountant’s independence.

        In reliance on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2003 for filing with the Securities and Exchange Commission. We also evaluated and recommended to the Board the reappointment of KPMG LLP as the Company’s independent auditors for fiscal year 2004.

         Submitted by the Audit Committee of the Furniture Brands International Board of Directors

Lee M. Liberman, Chairman	Bob L. Martin
John R. Jordan, Jr.	Katherine Button Bell

Executive Compensation

        The following table shows compensation awarded to, earned by or paid to the Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer who were serving at December 31, 2003.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation
				Awards
					Securities	All
				Restricted	Underlying	Other
Name and		Salary	Bonus	Stock	Options	Compensation
Position	Year	$	$	Awards $(a)	#	$(b)

Wilbert G. Holliman	2003	925,000	698,283	0	63,000	240,200
Chairman of the Board	2002	925,000	899,651	0	0	179,908
and Chief Executive Officer (c)	2001	925,000	474,562	0	65,000	85,408

Dennis R. Burgette	2003	364,083	175,756	0	55,200	28,394
President, Broyhill	2002	346,648	228,788	206,400	19,400	29,663
Furniture Industries, Inc. (d)	2001	334,594	146,469	0	59,200	27,716

John T. Foy	2003	267,800	485,754	0	54,800	20,490
President and Chief	2002	260,000	461,597	206,400	19,400	20,490
Operating Officer (e)	2001	250,000	311,819	0	57,400	20,490

Lynn Chipperfield	2003	300,000	155,700	0	67,600	14,796
Senior Vice President and	2002	297,708	201,384	154,800	23,700	19,473
Chief Administrative Officer (d)	2001	281,116	114,134	0	73,000	14,796

David P. Howard	2003	325,856	135,978	0	46,800	5,474
Vice President, Treasurer and	2002	316,423	182,972	154,800	16,500	5,474
Chief Financial Officer (d)	2001	305,712	105,601	0	50,000	5,474

(a)

Based on the $34.40 per share closing price of the Common Stock on the New York Stock Exchange on January 24, 2002, the date of grant. At December 31, 2003, Messrs. Burgette, Foy, Chipperfield and Howard held a total of 10,000, 10,000, 7,500 and 7,500 restricted shares, respectively, having an aggregate value of $293,300, $293,300, $219,975 and $219,975, respectively.

(b)

Amounts shown for 2003 consist of the following: annual contribution to the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan for Mr. Burgette $4,359; life insurance premiums for Messrs. Holliman, Burgette, Foy, Chipperfield and Howard of $240,000, $23,935, $20,390, $14,596 and $5,274, respectively; a matching contribution of $100 to a 401(k) savings plan for Messrs. Burgette and Foy and of $200 for Messrs. Holliman, Chipperfield and Howard.

(c)

Mr. Holliman has an employment agreement with the Company for a term of two years beginning on January 1, 2002 at an annual salary of $925,000 with an annual target incentive bonus of 100% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Holliman has the option, subject to approval of the Board of Directors, to extend for additional one-year terms. Upon his retirement, he will be entitled to a bonus payment of $1,000,000 per year for three years.

(d)

Mr. Chipperfield and Mr. Howard have employment agreements with the Company beginning on August 1, 1996; and Mr. Burgette has an employment agreement with Broyhill Furniture Industries, Inc., beginning on January 1, 1999. Each of these agreements is for one year from the date each is terminated other than for cause or as the result of death or disability. Each shall be entitled to receive his annual base salary on the date of termination and an amount equal to his average annual bonus for the three years prior to termination.

(e)

Mr. Foy became President and Chief Operating Officer of the Company on February 10, 2004. Prior thereto he was President and Chief Executive Officer of Lane Furniture Industries, Inc. Mr. Foy has an employment agreement with the Company beginning on February 10, 2004 and ending on December 31, 2005 at an annual salary of $530,000 with an annual target incentive bonus of 85% of base salary under the Furniture Brands Executive Incentive Plan. Mr. Foy has the option, subject to approval of the Board of Directors, to extend for additional one-year terms.

_________________

Executive Compensation and Stock Option CommitteeReport
on Executive Compensation

        Among its responsibilities, the Executive Compensation and Stock Option Committee of the Furniture Brands International Board of Directors has oversight over the Company’s executive compensation programs and reviews and approves the compensation of the executive officers of the Company and the officers of its primary operating companies. We also administer the Company’s long-term incentive program. The Committee consists entirely of independent, non-employee directors.

Our Compensation Philosophy

        In our deliberations, we are guided by certain fundamental considerations, including the need to attract and retain talented key executives, the need to provide both short- and long-term incentives to focus executive performance on the achievement of Company objectives, and the need to provide compensation opportunities that align executive compensation with the interests of the stockholders. Thus, compensation packages for senior executives are structured in accordance with three principles:

Total compensation will be targeted between the 50th and the 75thpercentile when benchmarked against comparable positions in industry and when computed based on above-average performance;

Future base salary increases will be modest (in the 3.0% to 4.0% range) in the near term; and

Any additional compensation required to achieve the targeted percentile will be accounted for through the addition of bonus compensation and long-term incentive opportunities.

        We make compensation decisions based on an analysis of the Company’s performance, an evaluation of comparative compensation information, and an evaluation of the performance of executive officers. The Company’s performance is evaluated on the basis of criteria such as return on shareholder’s equity, return on assets and increase in earnings per share.

Proposals Approved by Stockholders

        In furtherance of these objectives, at the 1999 Annual Meeting of Stockholders and at our request the stockholders approved the 1999 Long-Term Incentive Plan and an amendment to the Furniture Brands Executive Incentive Plan. The Plan and the amendment to the Executive Incentive Plan enabled the Committee to accomplish two purposes: (1) to tie a larger percentage of senior executives’ cash compensation to Company performance, and (2) to tie an increasing amount of senior executives’ total compensation to the market price of the Company’s common stock. We believe these changes enable us to continue to focus senior executives on stockholder return and more closely align the interests of the executives with your interests.

Employment Agreement with Mr. Holliman

        On October 1, 1996, upon his assuming the duties of President and Chief Executive Officer, the Company entered into an employment agreement with Mr. Holliman for the period October 1, 1996 through September 30, 1999. In January 1999, the Committee approved a new employment agreement with Mr. Holliman which provided for Mr. Holliman’s continued employment through December 31, 2001, with the option (subject to Board approval) to extend for additional one year terms upon notice given not less than 15 months (now 14 months) prior to the then-expiring term. On September 28, 2001, October 1, 2002, and October 1, 2003, Mr. Holliman gave notice of his desire to extend his term until December 31, 2003, December 31, 2004, and December 31, 2005, respectively, and the Board approved these extensions.

Salary for 2003

        Early in 2003 we reviewed base salaries for all Named Executive Officers, including Mr. Holliman. Mr. Holliman’s base salary remained at $925,000 in accordance with the terms of his employment agreement. The increase in annual salary rates for all other Named Executive Officers as a group were based on recommendations of Mr. Holliman and were designed to adjust for inflation.

Bonus Compensation for 2003

        Existing annual incentive plans for key personnel (including Mr. Holliman and other Named Executive Officers) were continued in effect during 2003. Those plans utilized sales and earnings as objectives, with earnings weighted more heavily. Under the provisions of the plan applicable in 2003 to key personnel based at the corporate offices (including Mr. Holliman), plan participants could earn a bonus equal to percentages of their base salaries depending totally upon the Company’s degree of achievement against budgeted objectives (sales and net earnings). Mr. Holliman’s target bonus percentage was 100%. Target percentages were payable when objectives were met; lower or greater percentages (to a maximum of 125% of target and a minimum of 35% of target) were payable for degrees of achievement below or above budgeted objectives.

        For 2003, Mr. Holliman earned a bonus of $698,283 under the Furniture Brands Executive Incentive Plan. That bonus was based on 100% of his base salary ($925,000) multiplied by the percentage of achievement against target objectives (94.36% on sales and 69.20% achievement on net earnings, for a blended rate of 75.49%).

Long-Term Incentive Awards in 2003

        We believe management ownership of a significant equity interest in the Company is a major incentive in building stockholder value and aligning the long-term interests of management with those of the stockholders. With this in mind in 1999 we implemented the 1999 Long-Term Incentive Plan. This Plan enables us to tie an increasing amount of senior executives’ total compensation to the market price of the Company’s common stock, and to more closely align the interests of the executives with your interests.

        With the assistance of our executive compensation consultants at Towers Perrin, we have structured a program of awards of long-term incentives. Subject to the discretion of the Committee, this program calls for the following types of awards:

Awards of Restricted Stock with a restriction period to end after three years with respect to one-third of the award, four years with respect to the second one-third, and five years with respect to the final one-third. These awards will only be granted to executive officers at Furniture Brands International and the Chief Executive Officers of the primary operating companies (currently twelve persons). Only 10% of each participant’s long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of Restricted Stock every three years.

Awards of performance-based stock options, with the term of the option being linked to the Company’s achievement against a target cumulative earnings per share figure for the three-year period following the award. These awards will be granted to executive officers at Furniture Brands International and senior-level officers of its operating companies (currently 29 persons). Forty percent of a participant’s long-term incentive opportunity will be represented by these awards. At present the Committee expects to make awards of performance-based options every other year.

Awards of stock options. Annual grants will be made to persons who are officers of Furniture Brands International or of its operating companies (currently 83 persons), and periodic awards will be made to other employees who are not officers but who make a meaningful contribution to the increased value of the Company (currently 62 persons).

        Pursuant to this grant structure, in January 2003, Messrs. Burgette, Foy, Chipperfield and Howard received 27,600, 27,400, 33,800 and 23,400 regular stock option grants and performance stock option grants, respectively, at $21.46 per share. Also, in January 2003, Mr. Holliman, as consideration for his extending his employment period through 2004, received an additional 63,000 stock option grant at $21.46 per share. All grants were at the market price on the date of grant. We determined the size and terms of all awards subjectively based on the position, responsibilities and individual performance of Messrs. Holliman, Burgette, Foy, Chipperfield and Howard, and based upon the recommendations of Towers Perrin.

Limits on Tax Deductibility of Executive Compensation

        Under Section 162(m) of the Internal Revenue Code, the Company is generally precluded from deducting compensation in excess of $1 million per year for its Chief Executive Officer and any of its next four highest-paid executive officers, unless the payments are made under qualifying performance-based plans. In years prior to 1997, in circumstances in which compensation may have exceeded that amount, any such compensation was deferred under the terms of a written agreement.

        In 1995, the Board of Directors adopted, and at the 1997 Annual Meeting you approved, the Furniture Brands Executive Incentive Plan. Under the Plan, we have awarded executive officers that we select a bonus conditioned upon their obtaining objective performance criteria that we establish. In 2003, the only Named Executive Officers who participated in the Plan were Messrs. Holliman, Chipperfield and Howard. Mr. Foy will participate in the Plan in 2004.

        We generally intend to pursue a strategy of maximizing the deductibility of compensation paid to executives. This includes applying the Furniture Brands Executive

Incentive Plan and similar plans at the Furniture Brands International operating companies, to executives whose compensation for a given year can reasonably be expected to exceed $1 million.

Conclusion

        We believe the Furniture Brands International compensation programs are well structured and will serve your interests as stockholders. These programs allow the Company to attract, retain and motivate exceptional management talent and to compensate executives in a manner that reflects their contribution to both the short- and long-term performance of the Company. We will continue to emphasize performance-based compensation programs that we believe positively affect stockholder value.

        Submitted by the Executive Compensation and Stock Option Committee of the Furniture Brands International Board of Directors.

Albert E. Suter, Chairman	John R. Jordan, Jr.
Katherine B. Bell	Donald E. Lasater

Stock Options

        The following table contains information concerning stock option grants made during the year ended December 31, 2003, pursuant to the Furniture Brands 1999 Long-Term Incentive Plan (“1999 Plan”).

OPTION GRANTS IN LAST FISCAL YEAR

					Potential Realizable Value at
	Number of	% of			Assumed Annual Rate of
	Securities	Total	Exercise		Stock Price Appreciation
	Underlying	Options	Or		for Option Term (b)

	Options	Granted to	Base Price	Expiration
Name	Granted #(a)	Employees	($/Sh)	Date
		In Fiscal Year			5% ($)	10% ($)

W. G. Holliman	63,000	6.4%	21.46	01/23/13	850,254	2,154,707

D. R. Burgette	27,600	2.8%	21.46	01/23/13	372,492	943,967
	27,600 (c)	2.8%	21.46	01/23/13	372,492	943,967

J. T. Foy	27,400	2.8%	21.46	01/23/13	369,793	937,127
	27,400 (c)	2.8%	21.46	01/23/13	369,793	937,127

L. Chipperfield	33,800	3.4%	21.46	01/23/13	456,168	1,156,017
	33,800 (c)	3.4%	21.46	01/23/13	456,168	1,156,017

D. P. Howard	23,400	2.4%	21.46	01/23/13	315,809	800,320
	23,400 (c)	2.4%	21.46	01/23/13	315,809	800,320

_________________

(a)

The grants become exercisable in cumulative installments and at various dates during 2004-2007, subject to provisions of the 1999 Plan that would accelerate the exercisability in the event of a change of control of the Company. As defined, a change of control includes an acquisition by a person or group of 20% or more of the Common Stock or combined voting power, a change in the composition of at least a majority of the Board, or stockholder approval of a reorganization, merger or consolidation resulting in former stockholder’s retaining 50% or less of the combined voting power.

(b)

The value, if any, one may realize upon exercise of a stock option depends on the excess of the then current market value per share over the exercise price per share. There is no assurance that the values to be realized upon exercise of the stock options listed above will be at or near the amounts shown.

(c)

Stock option grants are performance-based. Performance of the Company as determined by cumulative earnings per share during the three-year period ending December 31, 2005 will determine how many of the options will retain their ten-year term and how many will be truncated to a three-year term. The performance targets applicable to these options for the three-year period ending December 31, 2005 were determined by the Executive Compensation and Stock Option Committee at the time of grant.

_________________

        The following table contains information concerning stock options exercised during the year ended December 31, 2003 and unexercised stock options held as of December 31, 2003 pursuant to the 1992 and 1999 Plans.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FY-END OPTION VALUES

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money Options
			Options at FY-End		at FY-End (a)

	Shares	Value
	Acquired on	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Name	Exercise #	$	#	#	$	$

W.G. Holliman	0	0	522,500	120,500	6,721,075	1,077,498

D. R. Burgette	0	0	193,900	122,400	2,537,165	771,570

J. T. Foy	0	0	191,700	121,900	1,968,732	776,958

L. Chipperfield	0	0	135,775	146,325	1,351,772	898,016

D. P. Howard	0	0	128,225	102,875	1,321,484	643,456

_________________

(a)	Based on the $29.33 per share closing price of the Common Stock on the New York Stock Exchange on December 31, 2003.

_________________

Retirement Plans

        Messrs. Holliman, Chipperfield and Howard are participants in that segment of the Furniture Brands Retirement Plan which applies to corporate office employees. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on straight life annuity, annual benefits at normal retirement are equal to the sum of 1.1% of final average compensation (the highest five consecutive calendar years of the last 10 years) multiplied by credited service up to a maximum of 35 years and 0.45% of final average compensation in excess of “covered compensation” as defined by the IRS multiplied by credited service up to a maximum of 35 years, without deduction for Social Security benefits. In addition, Mr. Holliman was a participant, and has a frozen benefit, in the segment of the Furniture Brands Retirement Plan which applies to employees of Lane Furniture Industries, Inc. as described below for Mr. Foy. Mr. Holliman has 16 years of credited service under the corporate office plan and 27 years under the Lane plan segment, which service includes service with Lane prior to its acquisition by the Company.

        Benefits payable to Messrs. Holliman, Chipperfield and Howard are limited by applicable laws and regulations. A supplemental retirement plan has been adopted for them providing for payments from general funds of any retirement income that would otherwise be payable pursuant to the retirement plans in the absence of any such limitations.

        Mr. Holliman has estimated annual benefits payable at retirement from these plans, including benefits payable from the supplemental plan, of $485,282, assuming continuation of current covered compensation. Mr. Chipperfield and Mr. Howard have 20 years and 19 years, respectively, of credited service under the plan and have estimated annual benefits payable at retirement, including benefits payable from the supplemental plan, of $205,181, and 215,408, respectively, assuming continuation of current covered compensation.

        Mr. Foy is a participant in that segment of the Furniture Brands Retirement Plan which applies to employees of Lane Furniture Industries, Inc. and its subsidiaries. The plan is a noncontributory, defined benefit pension plan designed to provide retirement benefits upon normal retirement at age 65. Covered remuneration is base salary and incentive compensation and, based on a straight life annuity, annual benefits at normal retirement are equal to the sum of 0.65% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration and 0.65% of the said average in excess of the greater of (i) $10,000 or (ii) 50% of “covered compensation” as defined by the IRS, multiplied by years of credited service (not to exceed 35 years), without deduction for Social Security benefits.

        Benefits payable to Mr. Foy are limited by applicable laws and regulations. A supplemental retirement plan has been adopted providing for payments to him from general funds of any retirement income that would otherwise be payable pursuant to the retirement plan in the absence of any such limitations. His supplemental plan provides for payments, commencing at age 65 after 30 or more years service, equal to the difference, if any, between (i) the total of a straight life annuity from his base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration.

        Mr. Foy has 18 years credited service under the plan, and estimated annual benefits at normal retirement, including benefits payable from the supplemental plan, of $242,700. Offsets due to Social Security benefits have not been considered. Effective February 10, 2004, Mr. Foy, as President and Chief Operating Officer, became a participant in the Furniture Brands Retirement Plan.

        Mr. Burgette is an active participant in the Broyhill Furniture Industries, Inc. Profit Sharing Retirement Plan. His 2003 plan contribution is reflected in the Summary Compensation Table, above. Until January 1, 1999, Mr. Burgette was a participant in that segment of the Furniture Brands Retirement Plan that applies to employees of Lane Furniture Industries, Inc. as described above for Mr. Foy.

        Benefits payable to Mr. Burgette are limited by applicable laws and regulations. A supplemental retirement plan has been adopted providing for payments to him from general funds of any retirement income that would otherwise be payable pursuant to the retirement plan in the absence of any such limitations. Mr. Burgette’s supplemental plan provides for payments, commencing at age 65 after 30 or more years service, equal to the difference, if any, between (i) the total of a straight life annuity equivalent from his base retirement plans plus social security benefits and (ii) 50% of an average of the highest five consecutive years (of the last 10 years) of covered remuneration. Mr. Burgette has a minimum annual benefit payable at normal retirement from all sources, including supplemental plans, of $89,594.

Incentive Agreements

        Each of the Named Executive Officers, is a participant in an annual incentive compensation plan under which the officer may earn a bonus during and payable following the close of the calendar year ending December 31, 2004, contingent upon the achievement of certain financial objectives by the Company as a whole for Messrs. Holliman, Foy, Chipperfield and Howard and by Broyhill Furniture Industries, Inc. for Mr. Burgette.

Certain Relationships and Related Transactions

        A son and son-in-law of W. G. Holliman, Chairman of the Board and Chief Executive Officer of the Company, a son of Thomas G. Tilley, Jr., President and Chief Executive Officer of Thomasville Furniture Industries, Inc. (“Thomasville”), a son of Aubrey B. Patterson, a nominee for director, a son of John T. Foy, President and Chief Operating Officer of the Company, a son of Randall C. Spak, President and Chief Executive Officer of Lane Furniture Industries, Inc. (“Lane”) and a son of Michael K. Dugan, President and Chief Executive Officer of Henredon Furniture Industries, Inc. (“Henredon”), are employed by or independent contractors of subsidiaries of the Company. Thomasville, Henredon and Lane are subsidiaries of the Company. Each of the above employment relationships involves annual compensation in excess of $60,000 and is at a level which is competitive for the position in the industry. Their aggregate compensation is neither material to the Company nor to the operating company for which each is employed.

Performance Graph

        The following graph shows the cumulative total stockholder returns (assuming reinvestment of dividends) following assumed investment of $100 in shares of the Common Stock that were outstanding on December 31, 1998. The indices shown below are included for comparative purposes only and do not necessarily reflect the Company’s opinion that such indices are an appropriate measure of the relative performance of the Common Stock. The Company has changed its peer group index from the Dow Jones U. S. Home Construction &Furnishings Index to the Dow Jones Furnishings and Appliances Index which is more appropriate for comparative purposes.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Furniture Brands International Common Stock	100	81	77	118	88	108
S&P 500 Index	100	120	107	93	72	90

Dow Jones U.S. Home Construction & Furnishings Index	100	82	87	115	106	166

Dow Jones Furnishings and Appliances Index	100	88	82	104	92	110

Independent Accountants

        The selection by the Board of Directors of KPMG LLP, certified public accountants, as independent auditors for the calendar year ending December 31, 2003 was ratified by the stockholders during the annual meeting on April 24, 2003. Upon recommendation of its Audit Committee, the Board continued the engagement of KPMG LLP as independent auditors for 2004. A formal statement by representatives of KPMG LLP is not planned for the annual meeting on April 29, 2004; however, as in years past, such representatives are expected to be present during the meeting and to be available to respond to appropriate questions.

II.	Stockholder Proposals

        Neither the Board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2004 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote, act and consent in accordance with their best judgment with respect to any such matters.

        Stockholder proposals submitted for inclusion in the Company’s proxy materials for the 2005 annual meeting should be addressed to the Secretary of the Company and must be received at the Company’s executive offices no later than November 24, 2004. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

By order of the Board of Directors
/s/ Robert L. Kaintz
Robert L. Kaintz
Secretary

St. Louis, Missouri, March 25, 2004

APPENDIX A

CHARTER OF THE
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
OF FURNITURE BRANDS INTERNATIONAL, INC.

The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Furniture Brands International, Inc. (“Company”) hereby restates its formal written charter (“Charter”), which has been approved by the full Board on the date set forth below.

Membership

Members of the Committee shall be appointed by the Board upon the recommendation of the Governance and Nominating Committee and may be removed by the Board in its discretion. The Committee shall consist of three or more directors all of whom in the judgment of the Board shall be independent in accordance with New York Stock Exchange listing standards. Each member shall in the judgment of the Board have the ability to read and understand the Company’s basic financial statements or shall at the time of appointment undertake training for that purpose. At least one member of the Committee shall in the judgment of the Board be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

Purposes

The Committee shall assist the Board in the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications, independence and performance, (d) the performance of the Company’s internal audit function. The Committee shall also provide an avenue of communication among the independent auditor, the Internal Audit Department, management and the Board.

Duties and Responsibilities

In furtherance of these purposes, the Committee shall have the following duties and responsibilities:

Independent Auditor

1.

Select and retain (subject to ratification by the Company’s stockholders, if ratification is required or sought), and terminate when appropriate, the independent auditor, set the independent auditor’s compensation, and pre-approve all audit services to be provided by the independent auditor.

2.

Pre-approve all permitted non-audit services to be performed by the independent auditor and establish policies and procedures for the engagement of the independent auditor to provide permitted non-audit services.

3.

Receive and review: (a) a report by the independent auditor describing the independent auditor’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent auditor.

4.

At least annually, consider the independence of the independent auditor, including whether the provision by the independent auditor of permitted non-audit services is compatible with independence, and obtain and review a report from the independent auditor describing all relationships between the auditor and the Company.

5.

Review with the independent auditor: (a) the scope and results of the audit; (b) any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and (c) any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6.	Establish policies for the hiring of employees and former employees of the independent auditor.

Internal Audit Process

7.

Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent auditor, and any significant matters contained in reports from the Internal Audit Department.

8.	Review the appointment and replacement of the senior audit executive.

Financial Reporting Process

9.

Review with the independent auditor, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Committee by the independent auditor, Internal Audit Department or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

10.

Review with management and the independent auditor the annual audited and quarterly unaudited financial statements of the Company, including: (a) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; and (c) the items required by Statement of Auditing Standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards 100 as in effect at that time in the case of the quarterly statements.

11.	Recommend to the Board that the financial statements should be included in the Company’s Annual Report on Form 10-K.

12.	Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies.

13.

Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

14.

Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through receiving reports from management, legal counsel and third parties as determined by the Committee.

General

15.	Oversee compliance with the Company’s Code of Corporate Conduct.

16.

Establish procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters and for the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting and auditing matters.

17.

Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Committee and to approve related fees and retention terms.

18.	Conduct and present to the Board an annual performance evaluation of the Committee and annually evaluate the adequacy of its charter.

Meetings

The Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities. The Committee shall periodically meet separately, in executive session, with management, the Internal Audit Department and the independent auditor. The Committee shall report regularly to the Board with respect to its activities and make recommendations to the Board as appropriate.

Report

The Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors.

This Charter has been adopted by the Committee and approved by the full Board on January 29, 2004.

Lee M. Liberman, Chairman
Audit Committee of the Board of Directors
of Furniture Brands International, Inc.

ANNUAL MEETING OF STOCKHOLDERS OF

FURNITURE BRANDS INTERNATIONAL, INC.

April 29, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.   PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  [X]

I. Election of Directors:	II. In their discretion, upon such other matters as may properly come before the meeting

NOMINEES:
	[ ] K.B. Bell	The Board of Directors recommends a vote FOR
[ ] FOR ALL NOMINEES	[ ] J.T. Foy	the election of all directors.
[ ] W.G. Holliman
[ ] J.R. Jordan, Jr.
[ ] WITHHOLD AUTHORITY	[ ] D.E. Lasater
FOR ALL NOMINEES	[ ] L.M. Liberman
[ ] R.B. Loynd
[ ] B.L. Martin
[ ] FOR ALL EXCEPT	[ ] A.B. Patterson
(See instructions below)	[ ] A.E. Suter

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the box next to each nominee you wish to withhold, as shown here: [X]

To change  the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method. [ ]

Signature of Stockholder	Date:	Signature of Stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FURNITURE BRANDS INTERNATIONAL, INC.

PROXY FOR 2004 ANNUAL MEETING OF STOCKHOLDERS
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints R.B. Loynd, W.G. Holliman and L. Chipperfield, and each of them, with power of substitution, proxy or proxies to represent the undersigned, and to vote all shares of Common Stock the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Furniture Brands International, Inc. to be held on April 29, 2004, and at any adjournment thereof, upon the items set forth in the proxy statement for the meeting and identified below.

(Continued and to be signed on the reverse side)